Exhibit 10.17.2

DSTi Holdings Limited

Terms and Conditions of Employment

Date of Issue: 23 December 2016

This document is to be read in conjunction with the Job Offer Letter

I confirm that I have read, understood and accept the Terms and Conditions of Employment as contained in this document.

Signature:            /s/ William Slattery

Name:             William Slattery

Date:                 January 9, 2017

Exhibit 10.17.2

DSTi Holdings Limited ("DST")
Terms and Conditions of Employment

1.	Introduction

DST's terms and conditions apply to all employees of DST and operate under English Law.

This written statement outlines the contractual terms and conditions of employment as required by current legislation.

These terms and conditions of employment are contractual, binding on both parties, and may only be changed with due notice or agreement. All other policies and procedures are non-contractual and may be changed by DST at any time.

2.	The Parties

This agreement is made between DST and you.

3.	Commencement of Employment

Commencement of employment with DST will take effect on 3rd January 2017.

4.	Job Title

Your job title is Chief Executive Officer of DSTi Holdings Limited. This is an Executive position. You will also hold the role of Chairman of IFDS Ltd. and it is anticipated that your time will be split evenly between each role. If business needs dictate you may be asked to change your duties from time to time. DST will endeavour, wherever possible, when changing your responsibilities, to act reasonably, taking account of your qualifications and experience.

5.	Location

DST may at its complete discretion, for operational reasons, require employees to work at client sites for short to extended periods of time in various geographical locations and/or other sites of DST or its affiliates. DST has various offices in London and the surrounding area.

6.	Salary

Your basic salary will be £362,770 per annum payable monthly in arrears by bank transfer on the last working day of each month to your nominated bank or building society account.

Exhibit 10.17.2

DST operates an annual review procedure during which salaries will be reviewed, which may result in a salary increase. You will be eligible for a salary review in February 2018.

DST reserves the right and you agree to allow DST to initiate and make deductions from your salary in respect of any sums you owe DST, such as overpayment or advance of salary, holiday entitlement taken but not accrued, expenses or loans.

7.	Bonus Scheme
(i) Annual Incentive Plan (AIP)

You will be a member of the discretionary DST annual bonus scheme.

The Compensation Committee of DST Systems' Board of Directors determines participation in the AIP and the applicable financial goals from year to year. As of the effective date of this agreement, executive bonuses depend on levels of goal achievement determined by the Committee, and you have the opportunity to earn a bonus. Depending on the level of applicable goals achieved your target opportunity is 135% of your base salary. The Compensation Committee may suspend, modify or terminate the annual incentive program and has complete discretion over its administration.

If the aggregate level of goals achieved falls below the Threshold level, there would be no bonus payment but for everything above Threshold and below Maximum, then your bonus payment will be pro-rated. The bonus is capped at 150% of base salary
To receive a bonus, individuals must be still employed, in an eligible position and not under notice of resignation at the time the bonus is paid.

(ii) Long-term Incentive Plan (LTI)

Consideration will be given to your entitlement in any Equity Plans established at a level consistent with your seniority within the company and DST Systems Inc. Final decisions reside with the Compensation Committee of DST Systems Inc.

This offer also reflects a change from the stated retirement plan provisions that would allow you to continue to vest in your equity if you retire prior to satisfying the age of 55 and 10 years of service requirement:

Exhibit 10.17.2

•
Time-based RSUs: If the RSUs have not been outstanding for at least one year from the grant date, they are forfeited.  If they have been outstanding for at least one year from the grant date, they fully vest.

•
Performance Share Units: If awards have not been outstanding for at least one year from the grant date, they are forfeited.  If they have been outstanding for at least one year from the grant date, vesting is delayed until the regular vest date after performance period (for 2017 grant, in March 2020).  The number of awards vesting depends on the level of goal achievement.

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8.	Death in Service Benefits

Benefits are payable upon your death whilst you are employed by DST.

The benefit payable is four times annual basic salary.

You will be advised if these benefits are subject to you completing a medical questionnaire or undergoing a medical examination. Dependent upon the results, your cover may be subject to insurer limitations.

9.	Income Protection Insurance

In the event of long term disability or sickness that prevents you from carrying out your normal employment, you are eligible to be covered under DST’s Income Protection Insurance. The benefit, subject to satisfactory proof and after a twenty six week period of incapacity, is 75% of basic annual salary less gross long term State incapacity benefits and any equivalent benefits payable to you under any personal insurance policies. The benefit is increased by 5% per annum in the course of payment and is payable for a maximum of five years from the commencement date. Employer’s National Insurance and pension contributions will continue to be paid during the period in which you receive IPI payments.

You will be advised if these benefits are subject to you completing a medical questionnaire or undergoing a medical examination. Dependent upon the results, your cover may be subject to insurer limitations. Eligibility for this benefit ceases at state retirement age.

10.	Private Health Insurance

Exhibit 10.17.2

You will be eligible for Private Health Insurance and Dental Insurance for yourself, your spouse and dependants (if applicable), provided by an insurer selected by the Company at its sole discretion. Pre-existing conditions are not excluded.

If you do not wish to take advantage of these benefits, there will be no cash substitute.

11.	Flexible Benefits

DST operates a Flexible Benefits Programme whereby you may use up to 20% of your notional salary to spend on a range of benefits.

The benefits offered within the Programme and their annual value are subject to amendment at any time at the discretion of DST.

12.	Pension Scheme

Currently DST offers a Group Personal Pension Plan with AEGON. The company contribution is 12% of basic salary. You will automatically participate in the AEGON scheme the month following your start date. You have an opportunity to "flex" the company contribution by means of salary sacrifice.

Capita Group act as the independent Company pension advisers and will contact you to arrange a meeting, in the first month of your start date, to discuss these options and your personal pension requirements.

DST reserves the right to change pension providers from time to time.

13.	Expenses

All reasonable business related travel and expenses incurred in the necessary performance of your duties would be reimbursed, in accordance with DST’s current Travel and Expenses Policy.

14.	Hours of Work

Your salary and benefits are based on the seniority and importance of your role to DST and the level of commitment required from you to perform your duties and responsibilities properly. You have flexibility around the hours you work each day provided that your times of working do not interfere with your ability to carry out your duties and responsibilities.

Due to the nature of your position, you may be required to work additional and/or different hours of work as may be necessary to carry out your duties and responsibilities properly (including hours at weekends or during public holidays). This has already been taken into account in determining your salary and benefits and you will not be entitled to extra pay or time off in lieu if you work additional hours. We may vary your working hours from time to time on

Exhibit 10.17.2

reasonable notice. If we request, you must keep such records and permit such monitoring or restrictions of your working time as we require.

15.	Notice period and Termination of Employment

The notice period on either side is six months.

DST reserves the right, in its absolute discretion to make deductions from your termination payment in respect of any sums owing to DST in respect of an overpayment or advance of salary, days taken in excess of accrued annual leave, relocation and/or any loans or expenses outstanding at the date of termination.

You also agree to return to DST all company property (on any media) on your last day or earlier if required.

16.	Regulatory

DST reserves the right, in its absolute discretion, to require you to obtain any regulatory registrations as may be desirable or necessary for the fulfilment of your duties and responsibilities. This includes, without limitation, you obtaining the status of “approved person” as awarded by the Financial Conduct Authority.

17.	Garden Leave

DST reserves the right to instruct you to remain at home during your notice period and you must engage in no other business other than for DST and must not work in any capacity (paid or unpaid) for any other person without the written authorisation of DST. DST is under no duty to provide you with work during your notice period. You will receive full pay and benefits during this notice period. Your confidentiality obligations and duty of fidelity to DST remain in force.

18.	Holidays

The holiday year runs from 1st January to 31st December.

You are entitled to 25 days paid holiday for your first year of employment, pro-rated according to your start date. In addition, you are entitled to take paid public holidays.

Within each holiday year, you are required to take at least one period of 5 consecutive days holiday (or one week of your normal working pattern)

The rules for approval, the carry over and accrual of holiday entitlement can be found in the Holidays Policy in the DST’s Handbook.

Exhibit 10.17.2

The pro-rata holiday entitlement for employees joining DST during the course of a holiday year is documented in the Holidays policy in the DST’s Handbook.

19.	Confidentiality and Intellectual Property Rights

The contractual relationship between DST and its employees is based on trust. Any breach of this trust by you, such as the unauthorised divulging of confidential information concerning the operation of DST, its clients, techniques, software development systems, or finances may render you liable to disciplinary proceedings (which includes instant dismissal) and/or legal proceedings.

You agree that you will, if required to do so by DST, enter into a confidentiality agreement in such form as may reasonably be required by DST from time to time. Further, you agree to be bound by all confidentiality undertakings reasonably required by DST's clients.

All confidential records, documents, and other papers, together with any copies or extracts thereof, made or acquired by you during your employment shall be the property of DST and must be returned on demand.

Any material (written or otherwise) produced by virtue of, or related to your employment shall be the sole property of DST and you may not assert moral rights to such material. This material includes (but is not limited to) computer code, specifications and descriptions of programs and systems, descriptive matters relating to the use of programs and systems and any invention whether capable of being the subject of a patent or not.

20.	Other Policies

DST operates the following policies including but not limited to: Disciplinary, Grievance, Health and Safety, Sickness, Maternity, Equal Opportunities, Parental Leave, Paternity, Harassment, Computers and the Internet, Data Protection, Drugs and Alcohol and Environment. Further details of which can be found in the DST’s Handbook. These policies are non-contractual in nature and are to be used as guidelines. Policies can be changed at the discretion of DST at any time.

21.	Outside Employment

During your employment with DST you must not, without DST's written permission, be employed by, engaged by, supply any services or have any other material interest in any business or organisation which competes or might reasonably be considered by DST to compete with the business of DST or which impairs or might reasonably be considered by DST to impair your ability to act in the best interests of DST or your ability to carry out your duties.

22.	Restrictions after Employment

Exhibit 10.17.2

In this clause the following words or phrases have the following meanings:-

“Client”
means any Person which, at any time during the period of 12 months immediately prior to your Termination Date, was a client of DST with which you dealt or for which you were responsible during that period;

“Key Supplier”
means any Person who has provided products or services or rights relating thereto to DST (or to DST’s clients) at any time during the period of 12 months immediately prior to the Termination Date and with which you dealt or for which you were responsible during that period;

“Person”	means individual, firm, company, association, corporation or other organisation;

“Prospective Client”
means any Person with which you negotiated or which received a presentation or tender in which you were materially involved with a view to providing DST's services to that Person at any time during the period of 6 months immediately prior to the Termination Date;

“Services”
means services of the kind provided by DST in the ordinary course of its businesses during the period of 12 months immediately prior to the Termination Date which you were involved in providing during that period;

“Termination Date”	means the effective date of termination of your employment with DST.

You agree that you will not directly or indirectly on your own account or in conjunction with or on behalf of any other Person:

▪
[for the period of 6 months immediately following your Termination Date be employed by or supply Services to any Person which competes with the Services of DST in a country in which you have worked or provided Services on behalf of DST in the 12 months immediately prior to the Termination Date]

▪
for the period of 12 months following the Termination Date solicit or try to solicit the custom of any Client or Prospective Client with a view to supplying that Client or Prospective Client with Services in competition with DST;

▪	for the period of 12 months immediately following your Termination Date supply Services to any Client;

▪
for the period of 6 months immediately following your Termination Date be employed or otherwise engaged by any Client or Prospective Client where, as a consequence, the Client or Prospective Client may or is likely to cease or reduce using the Services of DST or, in the case of a Prospective Client, to decide not to use the Services of DST;

▪
for the period of 6 months following your Termination Date solicit or entice away or employ or enter into partnership or association with or retain the services (or offer or attempt so to do) of any employee of DST who is employed in salary band A, B, C, D or E at your Termination Date, with whom you personally dealt or for whom you were responsible during the period of 6 months immediately prior to your Termination Date;

Exhibit 10.17.2

▪
for the period of 6 months immediately following your Termination Date solicit or try to solicit or place orders for the supply of goods or services from any Key Supplier where, as a consequence, the Key Supplier may or is likely to cease supplying, reduce its supply or detrimentally vary the terms on which it supplies goods or services to DST.

The period of each restriction contained in this clause will be reduced by the length of any period immediately prior to your Termination Date, during which you have been required by DST to remain at home and during which you have not been required to carry out your duties under this contract.